EXHIBIT 99.1


Gasco
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Energy


For Release at 4:15 PM EST on Thursday, March 30, 2006
                  GASCO ENERGY SECURES REVOLVING LINE OF CREDIT

DENVER - (PR Newswire) - March 30, 2006 - Gasco Energy, Inc. (AMEX: GSX) today announced that it has executed a revolving line of credit agreement led by JPMorgan providing for a $250 million credit line with an initial borrowing base of $17 million. The borrowing base is determined by reference to Gasco's proved reserves at June 30, 2005. Loans made under this revolving credit agreement are secured by a pledge of the capital stock of Gasco's significant subsidiaries, guaranties by Gasco's significant subsidiaries, and mortgages on substantially all of the Company's oil & gas properties.

Each loan bears interest at a Eurodollar rate or a base rate, as requested by Gasco, plus an applicable percentage based on Gasco's usage of the facility. The applicable margin above the Eurodollar rate ranges from 1.25% to 2.00% depending on the Company's usage under the credit line. In addition, under the terms of the $250 million credit agreement, Gasco pays a commitment fee quarterly in arrears based on a percentage multiplied by the daily amount that the aggregate commitments exceed borrowings under the agreement. Gasco did not borrow any funds at the time of execution of the credit agreement. For further detail please refer to our disclosure on Form 8-K filed today with the SEC.


The credit facility is available to provide funds for the exploration, development and/or acquisition of oil and gas properties, to refinance existing indebtedness and for working capital and other general corporate purposes. Interest on funds drawn will be paid monthly with the principal due March 2010. The agreement provides for semi-annual evaluation of the borrowing base, which will be determined as a percentage of the discounted present value of the Company's oil and natural gas reserves.

"By obtaining a revolving line of credit, Gasco adds additional flexibility to its growth capital needs." said King Grant, Gasco's Chief Financial Officer. "We spent considerable time evaluating our options to find the best possible lending relationship and we are pleased to work with JPMorgan. With this credit facility, which is tied to our reserve base, we are further capable of funding our drilling & completion plans."

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties


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that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1A of the Company's 2005 annual report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2006.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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